UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 21, 2021

EPAM SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35418	22-3536104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive	Suite 202	18940
Newtown	Pennsylvania
(Address of principal executive offices)		(Zip Code)

267-759-9000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, par value $0.001 per share	EPAM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On October 21, 2021, EPAM Systems, Inc. (“EPAM”), along with certain of its domestic subsidiaries acting as guarantors, entered into an amended and restated credit agreement (the “2021 Credit Agreement”) with a syndicate of lenders providing a revolving credit facility (the “2021 Revolving Facility”). PNC Bank, National Association serves as administrative agent, swingline loan lender and issuing lender.
The 2021 Revolving Facility provides for a five-year $700 million revolving credit facility, with potential to increase further the credit facility to up to $1 billion if lenders agree to increase their commitments and EPAM satisfies certain conditions. The 2021 Revolving Facility allows for borrowings by EPAM, which are unsecured and guaranteed by EPAM’s direct or indirect material wholly-owned domestic subsidiaries, and in general, bear interest at either a LIBOR rate (or an alternate benchmark index) or a base rate, plus a margin based on EPAM’s leverage ratio. Borrowings under the 2021 Revolving Facility may be denominated in United States Dollars or, up to a maximum of $150 million, in British Pounds Sterling, Canadian Dollars, Euros or Swiss Francs (or other currencies as may be approved by the lenders).
The 2021 Credit Agreement contains customary covenants, representations, warranties and events of default. Among the events of default are failure to make payments of principal or interest due under the 2021 Revolving Facility; breaches of warranties or covenants, final judgments in excess of certain threshold amounts; insolvency; and a change of control of EPAM (subject, in some cases, to a grace period). Upon the occurrence of an event of default, the lenders may declare all loans due and payable and cease making further loans.
The 2021 Credit Agreement includes several business and financial covenants. It restricts the incurrence of additional indebtedness by the loan parties and certain of their subsidiaries subject to certain exceptions including, among other things, specified indebtedness existing upon entry into the 2021 Credit Agreement and certain refinancing of that indebtedness, ordinary course letters of credit, certain intercompany indebtedness, secured indebtedness subject to certain maximum thresholds, and unsecured indebtedness. The 2021 Credit Agreement contains restrictions, generally subject to maximum thresholds on guarantees, disposition of assets, investments in other entities, and mergers with and acquisitions of other entities. In general, and subject to certain limitations, acquisitions of other businesses are permitted provided that the loan parties’ leverage ratio does not exceed 3.50 to 1.00 (which may be increased to 4.00 to 1.00 under certain circumstances), and they are otherwise in compliance with the covenants contained in the 2021 Credit Agreement.
The foregoing description of the 2021 Credit Agreement does not purport to be a complete description of the parties’ rights and obligations under the 2021 Credit Agreement and the other documents and transactions contemplated by the 2021 Credit Agreement. As such, the foregoing description is qualified in its entirety by reference to the complete text of the 2021 Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.
Item 1.02. Termination of a Material Definitive Agreement.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.
Effective October 21, 2021, the 2021 Revolving Facility and 2021 Credit Agreement replace the 2017 credit facility and credit agreement entered into on May 24, 2017 between EPAM and certain of its subsidiaries, and PNC Bank, National Association, and certain other lenders, and all documents related to such credit agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.1 Amended and Restated Credit Agreement dated as of October 21, 2021.
101 Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104 The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPAM SYSTEMS, INC.

Date: October 25, 2021	By:	/s/ Edward F. Rockwell
Name: Edward F. Rockwell
Title: SVP, General Counsel and Corporate Secretary